Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE RESTATED CERTIFICATE OF
INCORPORATION OF VICAL INCORPORATED
Vical Incorporated (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:
1. The current name of the Corporation is Vical Incorporated.
2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 30, 1987.
3. The Board of Directors of the Corporation duly adopted resolutions pursuant to Section 242 of the General Corporation Law approving an amendment of the Corporation’s Restated Certificate of Incorporation, as amended, as follows:
Paragraph A of Article IV of the Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended to add the following paragraph immediately following the second paragraph of Paragraph A of Article IV, as follows:
“Effective as of 12:01 a.m. on September 3, 2019 (the “Effective Time”), each seven shares of Common Stock issued or outstanding (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Second Reverse Stock Split”). The par value of the Common Stock following the Second Reverse Stock Split shall remain at $0.01 par value per share. No fractional shares of Common Stock shall be issued as a result of the Second Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Second Reverse Stock Split, following the Effective Time, shall be entitled to receive, with respect to each such fractional share, a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.
Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.”
4. Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the amendment was submitted to the stockholders of the Corporation for their approval at a special meeting of stockholders which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law, at which meeting the necessary number of shares required by statute were voted in favor of the amendment. Accordingly, said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law.

5. On August 30, 2019, the Board of Directors of the Corporation determined that each seven shares of the Corporation’s Common Stock, par value $0.01 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time shall automatically be combined into one validly issued, fully paid and non-assessable share of Common Stock. The Corporation publicly announced this ratio on August 30, 2019.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation, as amended to be signed by its President and Chief Executive Officer this 30th day of August, 2019.

/s/ Vijay Samant
Vijay Samant
President and Chief Executive Officer